Filed Pursuant to Rule 424(b)(3)
Registration No. 333-203592
Prospectus Supplement No. 5
(to Prospectus dated July 29, 2015)

13,225,000 shares of Common Stock issuable upon the exercise of the 13,225,000 outstanding Warrants issued in our public offering

This prospectus supplement supplements the prospectus dated July 29, 2015, as supplemented by prospectus supplement No. 1 dated August 19, 2015, prospectus supplement No. 2 dated September 1, 2015, prospectus supplement No. 3 dated September 15, 2015, and prospectus supplement No. 4 dated October 27, 2015 (the "Prospectus"), which relates to the offering of the shares of common stock of Perseon Corporation (the "Company," "we," or "our") that are underlying the Warrants that we issued in our public offering, which closed on August 4, 2015 (the "Offering"). The securities underlying the Warrants include 13,225,000 shares of our common stock, which are issuable upon the exercise of the 13,225,000, outstanding Warrants that we issued in the Offering.  Each Warrant is exercisable for one share of common stock at an exercise price of $0.99 per share. The Warrants expire July 29, 2020.
This prospectus supplement incorporates into the Prospectus certain information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 2, 2015.
This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.
Our common stock and the Warrants are listed on The NASDAQ Capital Market under the symbols "PRSN" and "PRSNW". On December 1, 2015, the closing sale price of our common stock and the Warrants on The NASDAQ Capital Market were $0.7601 per share and $0.039 per warrant, respectively.
AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is December 2, 2015.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 2, 2015
PERSEON CORPORATION
 (Exact name of registrant as specified in its charter)
Delaware	001-32526	75-1590407
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

460 West 50 North, Suite 100
Salt Lake City, Utah 84101
 (Address of principal executive offices, including Zip Code)
Registrant's telephone number, including area code: (801) 972-5555
N/A
 (Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.
As announced previously, on December 2, 2015, Perseon Corporation (the "Company") held a conference call with Galil Medical Inc. ("Galil") regarding the commenced tender offer by and proposed merger with Galil. A telephone replay will be available through December 16, 2015, by dialing 877-344-7529 from the United States, or 412-317-0088 from outside the United States, and entering conference ID 10076824. A webcast replay will be available for 90 days. A transcript of the call is furnished herewith as Exhibit 99.2 and is incorporated by reference into this Item 7.01.
Item 8.01 Other Events.
On December 2, 2015, Galil issued a press release regarding the extension of its tender offer for the common stock and publicly traded warrants of Perseon Corporation. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated by reference into this Item 8.01.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
Exhibit Number	Description
99.1	Press Release Dated December 2, 2015
99.2	Transcript of Conference Call Held December 2, 2015

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
PERSEON CORPORATION
Date: December 2, 2015
By: /s/ Clinton E. Carnell Jr.
Name: Clinton E. Carnell Jr.
Title: Chief Executive Officer

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EXHIBIT INDEX
Exhibit Number	Description
99.1	Press Release Dated December 2, 2015
99.2	Transcript of Conference Call Held December 2, 2015

Exhibit 99.1

Galil Medical Extends Tender Offer Period to Acquire Perseon Corporation

Arden Hills, MN, and Salt Lake City, UT– December 2, 2015 – Galil Medical Ltd. ('Galil"), a global leader in delivering innovative cryotherapy ablation solutions, today announced Galil's indirect wholly owned subsidiary Galil Merger Sub, Inc. has extended its previously announced tender offer to purchase (i) all of the outstanding publicly traded shares of Perseon Corporation (NASDAQ: PRSN; PRSNW) common stock for $1.00 per share in cash, and (ii) all of the outstanding publicly traded warrants to purchase Perseon common stock for $0.02 per warrant (the "Offer"). The Offer will now expire immediately after 11:59 p.m., Eastern Time, on December 21, 2015, unless it is further extended. All other terms and conditions of the Offer remain unchanged.

On November 5, 2015, Galil Merger Sub, Inc. commenced the Offer pursuant to the Agreement and Plan of Merger dated as of October 26, 2015 by and among Perseon Corporation, Galil Medical Inc. and Galil Merger Sub, Inc. The Offer is being extended to allow additional time for the satisfaction of the Financing Condition, as defined in the Offer to Purchase, dated November 5, 2015. The completion of the Offer remains subject to certain other customary terms and conditions set forth in the Offer to Purchase and other related materials by which the Offer is being made.

Wells Fargo Bank, N.A., the Depositary for the Offer, has advised Galil that as of the close of business, Eastern Time, on December 1, 2015, approximately 576,000 shares of common stock of Perseon have been validly tendered and not properly withdrawn pursuant to the Offer, representing approximately 5.9% of Perseon's common stock. In addition, as of the close of business, Eastern Time, on December 1, 2015, no publicly traded warrants of Perseon have been validly tendered and not properly withdrawn pursuant to the Offer, representing approximately 0.0% of Perseon's publicly traded warrants. Shareholders and warrant holders who have already tendered their shares of common stock and warrants of Perseon do not have to re-tender their shares or take any other action as a result of the extension of the Offer.

About Galil Medical
Galil is a global leader in delivering innovative cryotherapy ablation solutions. Galil's products are utilized by interventional radiologists and surgeons to ablate cancerous and non-cancerous tumors affecting the kidney, bone, lung, liver, and prostate. At the prestigious CIRSE conference recently held in Lisbon, Portugal, the clinical experience with cryotherapy was discussed in over 30 scientific presentations. Galil has facilities located in Arden Hills, Minnesota and Yokneam, Israel. Shareholders include Thomas, McNerney & Partners, The Vertical Group, and Investor Growth Capital.

About Perseon
Perseon Corporation invests its resources in fighting humanity's worst disease: cancer. Perseon's people are dedicated to finding innovative technologies and means to deliver energy solutions to healthcare providers and patients around the world. MicroThermX treats soft tissue tumors with precision-focused energy, expanding the options and broadening the opportunities for cancer treatment.

Additional Information
This communication is not an offer to purchase or a solicitation of an offer to sell the shares of common stock or warrants to purchase common stock of Perseon. Galil has filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (the "SEC") and Perseon has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. The solicitation and the offer to purchase Perseon common stock and warrants to purchase Perseon common stock will only be made pursuant to the offer to purchase, letter of transmittal and related materials filed as part of the Schedule TO that Galil filed with the SEC.
PERSEON'S STOCKHOLDERS AND WARRANTHOLDERS ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.
Investors and stockholders may obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available), at the SEC's web site at www.sec.gov or by contacting Perseon by mail at 460 West 50 North, Suite 100, Salt Lake City, UT 84101, by telephone at (801) 972-5555 or the investor relations portion of Perseon's website at www.perseonmedical.com.

Forward-Looking Statements
Statements contained in this press release that are not historical facts, including statements relating to the timing of and satisfaction of conditions of the merger, are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including the risk that for a variety of reasons we may not be able to consummate the merger or execute on our strategic plans, the risk that the Perseon stockholders and warrant holders won't tender, the risk that adequate financing to complete the tender offer and merger will not be obtained, and other risks and uncertainties detailed in Perseon's Quarterly Report on Form 10-Q for the period ended September 30, 2015, its Transition Report on Form 10-K for the period ended December 31, 2014 and Perseon's other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date, except as required by law.
Contact

For Galil Medical
Martin J. Emerson
President and CEO
Galil Medical
+1 651 287 5050
Marty.emerson@galilmedical.com

Scott P. Youngstrom
Vice President, Chief Financial Officer
Galil Medical
+1 651 287 5052
Scott.youngstrom@galilmedical.com

For Perseon
Tricia Ross
Financial Profiles
310-622-8226
tross@finprofiles.com

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